Exhibit 10.4

EXCLUSIVE DISTRIBUTION AGREEMENT

BETWEEN

MAXWILL FOODLINK PTE. LTD.

and

TONG SENG PRODUCE PTE. LTD.

Dated this 5th day of September 2022

EXCLUSIVE DISTRIBUTION AGREEMENT

THIS AGREEMENT is entered into this 5th day of September 2022

BETWEEN:

(1)	MAXWILL FOODLINK PTE. LTD. (Company Registration Number: 200400590Z), a company incorporated in Singapore and having its registered office at 10 Bukit Batok Crescent, #10-01, The Spire, Singapore 658079 ("Maxwill"); and

(2)	TONG SENG PRODUCE PTE LTD (Company Registration Number: 199003133W), a company incorporated in Singapore and having its registered office at 33 Senoko South Road, Singapore 758085 (the "Distributor"),

(each a "Party" and collectively, the "Parties").

WHEREAS:

(A)	Maxwill is engaged in the business of distributing and marketing sugar products in several markets. The Distributor is engaged in the business of distributing rice, oil, sugar, flour and fibre products in Singapore.

(B)	Maxwill and the Distributor have agreed to enter into the arrangements for the exclusive distribution of the Products (as defined herein) by the Distributor in the Territory (as defined herein), as set out in this Agreement and on the terms and subject to the conditions contained in this Agreement.

NOW IT IS AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1	Definitions

In this Agreement and the Schedules, unless the context otherwise requires:

"Appointed Sub-Distributors" has the meaning ascribed to it in Clause 2.2(a).

"Business Day" means a day (other than a Saturday or Sunday) on which commercial banks are open for business in Singapore.

"Confidential Information" means any and all trade secrets, intellectual property, and other confidential or proprietary information relating to the business, products, services or technologies of a Party or a company belonging to the same group of companies as such Party, including but not limited to:

(a)	methods, processes, know-how, formulas, designs, research, ideas, inventions, discoveries, technologies, drawings, reports, summaries, models, test results, product samples, technical materials and equipment, sketches, apparatus, operating instructions, computer programs, patents pending, works of authorship, databases, testing data;

(b)	information regarding such Party's business, business relationships, programs, research and development efforts and projects, any business/financial research and development, and marketing and sales plans related thereto;

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(c)	names and addresses of such Party's past and present customers, pricing data, sales data, sources of supply, internal procedures, quality control programs, systems, forms, manuals, instructions, financial data, market surveys and plans, customer service information, and sales and related information; and

(d)	all other such information relating to such Party, its business, projects, programs, products and services that is not generally known to the public.

"Disclosing Party" has the meaning ascribed to it in Clause 6.1(a).

"Effective Date" means 1 January 2020.

"Initial Term" has the meaning ascribed to it in Clause 4.1.

"Force Majeure" has the meaning ascribed to it in Clause 9.2.

"Maxwill Group" means Maxwill and its related corporations (as defined under the Companies Act 1967 of Singapore), which includes but is not limited to, Maxwill Pte. Ltd., Maxwill (Asia) Pte. Ltd. and LP Grace Pte. Ltd..

"Products" means the sugar products distributed by the Maxwill Group and which are marketed and sold under the Taffy brand, which are mutually agreed in writing between the Parties to be exclusively distributed by the Distributor on the terms and subject to the conditions contained in this Agreement from time to time.

"Recipient Party" has the meaning ascribed to it in Clause 6.1.

"SIAC" has the meaning ascribed to it in Clause 10.13.

"Term" means the Initial Term of this Agreement and any renewed term hereunder.

"Territory" means Singapore and such other countries as may be mutually agreed in writing between the Parties from time to time.

"Trademark" means the Taffy trademark owned by Maxwill in relation to the Products.

1.2	Modification of Statutes

Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision.

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1.3	Miscellaneous

The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, words (including words defined in this Agreement) denoting the singular number only shall include the plural and vice versa. The words "written" and "in writing" include any means of visible reproduction. Words importing a specific gender shall include the other genders (male, female or neuter).

References to the "Clauses" and "Recitals" are to the relevant clauses of, and recitals of and this Agreement.

2.	GRANT OF EXCLUSIVE DISTRIBUTION RIGHTS FOR THE PRODUCTS

2.1	Maxwill hereby grants to the Distributor the exclusive right to market, sell and distribute the Products in the Territory during the Term, and the Distributor hereby accepts the said right. The Distributor is only entitled to purchase the Products directly from Maxwill or the Maxwill Group. All enquiries received by the Distributor from third parties outside the Territory shall be referred to Maxwill.

2.2	During the Term, the Distributor shall:

(a)	sell and distribute the Products directly to its customers, or through its distributors and/or wholesalers or other persons appointed by the Distributor from time to time and approved in writing by Maxwill (the "Appointed Sub-Distributors");

(b)	be entitled to determine the credit terms and timeframe for its sale and distribution of the Products to the Appointed Sub-Distributors;

(c)	undertake solely for its own account, and be solely responsible, for payment of all relevant taxes and charges applicable to the transport, storage, sale and distribution of the Products, and the collection of the price payable for the purchase of the Products in the Territory (including cash collections and bad debts);

(d)	ensure that all necessary taxes, charges and other levies required by the relevant government entities and other authorities and agencies in respect of its sale and distribution of the Products are duly paid;

(e)	ensure that it adheres to all local regulations of the Territory, including but not limited to industrial, personnel, environment protection, intellectual property and commercial regulations;

(f)	use its best endeavours to promote the sale and distribution of the Products throughout the Territory. The Distributor accepts full responsibility for its sales, marketing and promotional activities for the Products in the Territory and for compliance with all applicable laws and regulations, including but not lmited to, laws and regulations regarding health and safety, marketing and sales practices. All costs of distribution, sales, promotional and advertising activities in the Territory are for the Distributor's own account; and

(g)	not, without the written consent of the Distributor, obtain the Products for resale from any person, firm or company.

2.3	The Products shall be delivered in Maxwill's packaging and with Maxwill's design. Any usage by the Distributor of the Trademark and/or other trademarks owned or held by the Maxwill Group requires prior written approval from Maxwill. The Distributor warrants that it will not over-label or make any other changes to the Products (including the packaging material) without the prior written approval from Maxwill.

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2.4	Maxwill may at its sole disretion implement changes in product formulation, composition, appearance, packaging and design, in order to improve the quality of the Products or to meet any changes in the applicable laws and regulations, raw material shortgage or customer demand or in order to unify the Products or the packaging with the other products distributed and sold by the Maxwill Group in different territories.

3.	PLACING OF ORDERS, PRICING AND TERMS OF SALE

3.1	The Distributor undertakes at all times to maintain adequate stock of the Products to satisfy the demand of customers.

3.2	The Distributor shall place orders in writing to Maxwill or the Maxwill Group and all orders require acceptance in the form of an order confirmation. Upon receipt and confirmation of each order, Maxwill shall, or shall procure that the Maxwill Group shall, as soon as is practicable, inform the Distributor of the estimated delivery date for the consignment and shall use all commercially reasonable endeavours to meet the delivery date, but time of delivery shall not be of the essence and accordingly, Maxwill shall have no liability to the Distributor if, notwithstanding such endeavours, there is any delay in delivery. Each order for the Products shall constitute a separate contract, and any default by Maxwill in relation to any one (1) order shall not entitle the Distributor to treat this Agreement as terminated.

3.3	The sale prices for the Products shall be as mutually agreed in writing by the Parties from time to time. Invoicing and payment for the Products shall take place in Singapore dollars, and the payment terms (including, if applicable, the credit term, payment due date, conditions of payment and applicable interest rate) shall be as set out in the relevant invoice issued by Maxwill to the Distributor or as otherwise agreed in writing between the Parties.

3.4	The Distributor shall be responsible for obtaining any necessary import licences, certificates of origin or other requisite documents, and paying all applicable customs, duties and taxes in respect of the importation of the Products into the Territory and their resale in the Territory in accordance with this Agreement.

3.5	The Distributor shall inspect the Products for defects promptly upon receipt thereof, and all costs incurred in the process of such inspection shall be at the expense of the Distributor. The Products which are not rejected in writing within three (3) Business Days of receipt by the Distributor shall be deemed to be in good condition on receipt. Maxwill shall substitute at its own expense any defective Products by delivery of the Products free from defects and this replacement constitutes the only liability of Maxwill in relation to any such defective Products.

3.6	The title to any consignment of the Products shall not pass to the Distributor until Maxwill has received payment in full of the price therefore. Risk of loss or damage to any consignment of the Products shall pass to the Distributor from the time Maxwill notifies the Distributor that the Products are available for collection or from the time of delivery to the carrier at the Distributor's premises, whichever is earlier.

4.	TERM AND TERMINATION

4.1	The Agreement shall take effect from the Effective Date and the initial term of this Agreement shall be the period of one (1) year from the Effective Date ("Initial Term") and shall thereafter be automatically extended annually, unless terminated pursuant to Clause 4.2.

4.2	Any Party may terminate this Agreement by giving at least three (3) months' prior written notice to the other Party. Notwithstanding the foregoing, if either Party materially breaches the Agreement, becomes insolvent or is subject to a change of control, the other Party shall be entitled to terminate the Agreement with immediate effect by giving notice in writing to the first- mentioned Party.

4.3	Termination of this Agreement shall be without prejudice to the rights and obligations of either Party against the Party in the default incurred prior to the date of termination and accounts between the Parties shall be promptly settled.

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4.4	On termination of this Agreement, whenever and however such termination may occur, the Distributor shall cease to use the Trademark in any manner or way whatsoever and all Products bearing the Trademark shall be delivered to Maxwill within 30 days of the date of termination. The Distributor shall furnish Maxwill with an inventory of the Products and Maxwill shall purchase the Products from the Distributor at the lowest price that the Products would have been sold to its customers or the Appointed Sub-Distributors had the Agreement not been terminated.

5.	TRADEMARK

5.1	Maxwill hereby grants the Distributor the exclusive royalty free right to use the Trademark exclusively in connection with the marketing and sale of the Products in the Territory in accordance with the terms and conditons of this Agreement. Upon expiry or termination for whatever reason of this Agreement, the Distributor shall not in any form make use of, or in anyway refer to, the Trademark.

5.2	The Distributor acknowledges that:

(a)	it does not have any right, title or interest in the Trademark or any updates or improvements to it; and

(b)	any goodwill (and any other rights) which result from the use by the Parties of the Trademark and the sale and distribution of the Products shall be vested in Maxwill.

5.3	If the Distributor learns of any threatened or actual infringement of the Trademark by a third party, or of any circumstance which suggests that the use of the Trademark may infringe the intellectual property of a third party, it shall immediately inform Maxwill, giving all details that Maxwill requests.

5.4	Maxwill shall have conduct of any proceedings relating to the Trademark and may take whatever action it, in its sole discretion, decides in respect of any infringement or alleged infringement of it, or arising from its use. The Distributor shall co-operate with Maxwill in taking this action and Maxwill shall meet any reasonable expenses of the Distributor in doing so.

5.5	The Distributor shall:

(a)	not apply for registration of any of the Trademark (or any intellectual property that is confusingly similar to the Trademark) in its own name, in any part of the world;

(b)	comply with all requests by Maxwill as to the use of the Trademark and the ™ symbol in relation to the Trademark;

(c)	not license (or purport to license) any other person to use any of the Trademark, except with the prior written approval of Maxwill;

(d)	not use the Trademark other than as specifically permitted by this Agreement;

(e)	not use any intellectual property that is confusingly similar to the Trademark;

(f)	not do anything that may adversely affect the Trademark or Maxwill’s right or title to it; and

(g)	immediately stop using any advertising or promotional material or packaging on receipt of a request by Maxwill to do so.

6.	CONFIDENTIALITY

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6.1	Each Party (the "Recipient Party") agrees:

(a)	to hold the Confidential Information of the other Party (the "Disclosing Party") in confidence and to take all precautions to protect such Confidential Information as the Recipient Party employs with respect to its own Confidential Information, but in no case shall the Recipient Party be entitled to employ less than reasonable precautions to protect such Confidential Information;

(b)	except to the extent permitted by this Agreement or expressly authorised in writing by the Disclosing Party, not to disclose any such Confidential Information or any information derived therefrom to any third party;

(c)	not to make any use whatsoever at any time of such Confidential Information, except for the sole purpose of using such Confidential Information internally to evaluate the sale and distribution of the Products, and any other matters contemplated in this Agreement;

(d)	not to copy or reverse engineer, or attempt to derive the composition or underlying information, structure or ideas of contained in such Confidential Information; and

(e)	not to produce copies of such Confidential Information other than to the extent required for evaluation of the sale and distribution of the Products and any other matters contemplated in this Agreement.

6.2	The Recipient Party may disclose Confidential Information:

(a)	to the employees, officers, representatives or advisers of the Recipient Party who need to know that information for the purposes of carrying out its obligations under this Agreement. The Recipient Party shall ensure that the employees, officers, representatives or advisers to whom the Confidential Information is disclosed comply with this Clause 6; and

(b)	as may be required by law, court order or any governmental or regulatory authority.

6.3	Notwithstanding anything to the contrary in this Agreement, "Confidential Information" shall not include information where:

(a)	such information can be proved by documentary evidence to have already been in the public domain, other than through an unauthorised disclosure of any third party, prior to the time it was disclosed or communicated by the Disclosing Party, or comes into the public domain following such communication other than by a breach of this Agreement by the Recipient Party, or a company belonging to the same group of companies as the Recipient Party or any of their representatives;

(b)	such information was, as shown by the prior written records of the Recipient Party, (i) already in the lawful possession of the Recipient Party free of any obligation of confidentiality at the time it was communicated to the Recipient Party by the Disclosing Party; (ii) already lawfully received by the Recipient Party free of any obligation of confidentiality from a third party who is not known to be subject to any obligation of confidentiality with the Disclosing Party; or (iii) developed by the Recipient Party independently of and without use or reference to any Confidential Information.

6.4	A Party shall, prior to the disclosure of the Confidential Information of the Disclosing Party which is not expressly permitted under this Agreement, obtain the Disclosing Party's written consent to such disclosure.

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6.5	A Party shall, upon the Disclosing Party's request, return to the Disclosing Party or destroy all of the Confidential Information which has been disclosed or submitted by the Disclosing Party in writing or in any other tangible form or media which can be returned, including any notes, reports or documents prepared with such Confidential Information, including any Confidential Information which was submitted to employees, officers, representatives or advisers of such Party pursuant to Clause 6.2. If Confidential Information has been provided or stored in electronic, digital or other similar form, it shall be destroyed by such Party immediately upon request by the Disclosing Party. Any destruction of Confidential Information shall, at the Disclosing Party’s request, be certified in writing by an authorised officer of the Disclosing Party supervising it.

7.	WARRANTIES AND LIABILITIES

7.1	Subject as herein provided, Maxwill warrants to the Distributor that:

(a)	all the Products supplied hereunder will be of merchantable quality and will comply with the specifications agreed for them;

(b)	the Trademark is registered in the name of Maxwill in relation to the Products as at the date of this Agreement; and

(c)	it is not aware of any rights of any third party in the Territory which would or might render the sale of the Products, or use of the Trademark on or in relation to the Products, unlawful.

7.2	In the event of any breach of Maxwill's warranty in Clause 7.1(a), whether by reason of defective product or otherwise, Maxwill's liability shall be limited to replacement of the Products in question.

7.3	Notwithstanding anything to the contrary in this Agreement, Maxwill shall not, except in respect of death or personal injury caused by the negligence of Maxwill, be liable to the Distributor by reason of any representation or implied warranty, condition or other term or any duty at common law, or under the express terms of this Agreement, for any consequential loss or damage (whether for loss of profit or otherwise and whether occasioned by the negligence of Maxwill or its employees or agents or otherwise) arising out of or in connection with any act or omission of Maxwill relating to the manufacture and supply of the Products, their sale and distribution by the Distributor or the Appointed Sub-Distributors or their use or consumption by any customer.

8.	NO PARTNERSHIP

The Parties to this Agreement are not in partnership with each other and there is no relationship of principal and agent between them. No Party shall have or be deemed to have assumed any fiduciary or other analogous obligations or duties to the other Party.

9.	FORCE MAJEURE

9.1	If either Party is temporarily rendered unable, wholly or in part, by Force Majeure to perform its duties or accept performance by the other party under this Agreement, it is agreed that the affected Party gives written notice to the other Party within five (5) Business Days after the occurrence of the Force Majeure. Upon giving full particulars in writing of such Force Majeure, this Agreement shall, with the approval of the other Party, be suspended during the continuance of the inability so caused, but for no longer period, and such cause shall as far as possible be removed with all reasonable effort by the affected Party. Neither Party shall be responsible for delay, damage or loss caused by Force Majeure.

The term "Force Majeure" as employed herein shall mean act of God, restraint of government, strikes, lockouts, industrial disturbances, explosions, fire, floods, earthquakes, storms, lighting and any other causes similar to the kind herein enumerated which are beyond the control of either Party and in spite of the exercise of due care and diligence either Party is unable to overcome.

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10.	MISCELLANEOUS

10.1	Entire Agreement

This Agreement (together with any documents referred to herein or executed contemporaneously by the Parties in connection herewith) embodies all the terms and conditions agreed upon between the Parties as to the subject matter of this Agreement and supersedes and cancels in all respects all previous agreements and undertakings, if any, between the Parties with respect to the subject matter hereof, whether such be written or oral.

10.2	Release

Any liability to any Party under this Agreement may in whole or in part be released, compounded or compromised, or time or indulgence given, by it in its absolute discretion as regards the other Party under such liability without in any way prejudicing or affecting its rights against such other Party.

10.3	Indulgence, Waiver, Etc.

No failure on the part of either Party to exercise and no delay on the part of such Party in exercising any right hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it or any other right or remedy.

10.4	Successors and Assigns

(a)	This Agreement shall be binding on and shall enure for the benefit of each of the Parties' successors and assigns. Any reference in this Agreement to any of the Parties shall be construed accordingly.

(b)	The Distributor shall not assign, transfer, mortgage, delegate or otherwise dispose of any rights or obligations hereunder without the prior written consent of Maxwill. Maxwill shall be entitled to assign its rights and obligations hereunder in full or in part, provided that the assignee assumes all of Maxwill's obligations towards the Distributor according to this Agreement.

10.5	Time of Essence

Any time, date or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties in accordance with this Agreement or by agreement in writing but as regards any time, date or period originally fixed or any time, date or period so extended as aforesaid, time shall be of the essence.

10.6	Further Assurance

At any time after the date of this Agreement, each Party shall, and shall use its best endeavours to procure that any necessary third-party shall, execute such documents and do such acts and things as the other Party may reasonably require for the purpose of giving to such other Party the full benefit of all the provisions of this Agreement.

10.7	Remedies

No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any Party shall not constitute a waiver by such Party of the right to pursue any other available remedies.

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10.8	Costs and Expenses

Each Party shall bear its own legal, professional and other costs and expenses incurred by it in connection with the negotiation, preparation or execution of this Agreement.

10.9	Severability of Provisions

If any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part in any jurisdiction, this Agreement shall, as to such jurisdiction, continue to be valid as to its other provisions and the remainder of the affected provision, and the legality, validity and enforceability of such provision in any other jurisdiction shall be unaffected.

10.10	Communications

(a)	All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by prepaid registered post with recorded delivery, or by electronic mail transmission addressed to the intended recipient thereof at its address or at its email address, and marked for the attention of such person (if any), designated by it to the other Party for the purposes of this Agreement or to such other address or email address, and marked for the attention of such person, as a Party may from time to time duly notify the other in writing.

(b)	The addresses and email addresses of the Parties for the purpose of this Agreement are specified below:

Maxwill

Address	: 10 Bukit Batok Crescent #10-01 The Spire Singapore 658079
Attention	: Ms Jessie Ng
Email Address	: jessie@maxwill.com.sg

Distributor

Address	: 33 Senoko South Road, Singapore 758085
Attention	: Mr. Jerry Ng
Email Address	: jerryng@tspsonghe.com.sg

(c)	Any notice, demand or communication so served by hand, email or post shall be deemed to have been duly given:

(i)	in the case of delivery by hand, when delivered;

(ii)	in the case of email, at the time of transmission; and

(iii)	in the case of post, on the second Business Day after the date of posting (if sent by local mail) and on the seventh Business Day after the date of posting (if sent by air mail),

provided that in each case where delivery by hand occurs after 6:00 p.m. (Singapore time) on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9:00 a.m. (Singapore time) on the next following Business Day.

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10.11	Counterparts

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one (1) and the same instrument. Any Party may enter into this Agreement by signing any such counterpart (which may include counterparts delivered by electronic transmission, with originals to follow) and each counterpart shall be as valid and effectual as if executed as an original. For the avoidance of doubt, Parties agree that any Party may enter into this Agreement by manually signing any such counterpart transmitted electronically or by signing via electronic signatures (such as DocuSign).

10.12	Contracts (Rights of Third Parties) Act

A person who is not a Party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce any of the terms of this Agreement.

10.13	Governing Law and Jurisdiction

All disputes, differences or questions arising out of this Agreement including the interpretation of the terms herein or with regard to the obligations, failure or breach of any terms thereof by any of the Parties and/or compensation or damages payable under this Agreement or of any matter whatsoever arising under this Agreement, which have not been settled amicably within 30 days from the commencement of informal negotiation, shall be referred by either Party to the Singapore International Arbitration Centre (the "SIAC") in accordance with its commercial arbitration rules. The arbitration shall be held in Singapore and conducted in English. The sole arbitrator shall be selected by SIAC.

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IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning.

Maxwill

Signed by Leck Li Peng	)
for and on behalf of	)
MAXWILL FOODLINK PTE. LTD.	)
in the presence of:	)	/s/ Leck Li Peng
Designation: Director

/s/ Abbie Jillia Lee
Name of Witness: Abbie Jillia Lee

Distributor

Signed by Jerry Ng	)
for and on behalf of	)
TONG SENG PRODUCE PTE LTD	)
in the presence of	)	/s/ Jerry Ng
Designation: Director

/s/ Jack Kong
Name of Witness: Jack Kong

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